Exhibit 99.1

Geron Corporation Announces Proposed Public Offering of Common Stock

MENLO PARK, Calif.--(BUSINESS WIRE)--December 6, 2010--Geron Corporation (Nasdaq: GERN) today announced that it is offering to sell shares of its common stock in an underwritten public offering. Geron also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. All of the shares in the offering are to be sold by Geron. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

J.P. Morgan Securities LLC and Lazard Capital Markets LLC are acting as joint book-running managers of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from the offices of J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, or by phone at (866) 803-9204, and Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with compounds designed to penetrate the blood-brain barrier (BBB). The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

Investors are cautioned that statements in this press release regarding the completion, timing and size of the proposed public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Geron will be able to complete the proposed public offering at the anticipated size or on the anticipated terms, or at all. Geron will continue to need significant additional capital to fund its operations and may be unable to raise capital when needed, which would force Geron to delay, reduce or eliminate its product candidate development programs or commercialization efforts. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, its quarterly report on Form 10-Q for the quarter ended September 30, 2010 and in the preliminary prospectus supplement related to the proposed offering to be filed with the Securities and Exchange Commission on December 6, 2010, each available on the SEC’s web site at www.sec.gov.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com